FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 25, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Update on Current Operations in Poland

Salt Lake City, July 25, 2013 – FX Energy, Inc. (NASDAQ: FXEN) provided the following update on the Company’s current operations in Poland.

Drilling

Lisewo-2 well. Site preparation is underway and a drilling contractor has been selected for the Lisewo-2 well. Drilling is scheduled to begin near the end of August.

Szymanowice-1 well. The tender process to select contractors for drilling the Szymanowice-1 well in the Lisewo area is underway. Drilling is expected to start near the end of September.

The Lisewo-2 and Szymanowice-1 wells are located in the Fences concession where the Polish Oil and Gas Company, PGNiG, is the operator and owns 51% of the working interest; FX Energy owns 49%.

Gorka Duchowna-1 well. Site preparation is underway at the Gorka Duchowna-1 well location in the northwest quadrant of Block 246. A contract has been signed with a drilling contractor and drilling is expected to begin near the end of August.

The Gorka Duchowna-1 well is located Block 246 where FX Energy owns 100% of the working interest.

Seismic

Tuchola seismic. The Tuchola 3D seismic acquisition program covers 110 square kilometers in the Edge concession and is approximately 50% complete. The new data now in hand covers the Tuchola-3K location along with the area of potential structural development to the east. This data set has been moved to processing now, before the full acquisition program has been completed. This will afford the Company the opportunity to consider drillsite selections at the earliest possible date. If supported by this new seismic, the Company plans to drill and test one or two appraisal wells before the end of this year.

Block 246 seismic. The seismic acquisition program in the southeast quadrant of Block 246 has been completed. Processing and interpretation of the data will now begin to determine the potential for drillable Rotliegend and Main Dolomite structures in this area.

Edge and Block 246 concessions are 100% owned and operated by FX Energy.

Production Facilities

Lisewo gas plant. The Lisewo production facility and pipeline is scheduled to be completed and begin production near the end of the third quarter this year.

The Lisewo production facility is located in the Fences concession where the Polish Oil and Gas Company, PGNiG, is the operator and owns 51% of the working interest. FX Energy owns 49% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.